EXHIBIT 5.1

May 11, 2005

Roanoke Technology Corp.

2720 N. Wesleyan Blvd.

Rocky Mount, North Carolina 27804

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form SB-2 (File No. 333-110596) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 13,010,000,002 shares of common stock, par value $0.001 per share, of Roanoke Technology Corp., a Florida corporation (the “Company”).

The Registration Statement includes for registration 13,000,000,002 shares of common stock underlying debentures issued to Cornell Capital Partners, L.P. (the “Debenture Shares”). In addition the Company is registering 10,000,000 shares of common stock underlying warrants issued to Constellation Capital Corp. (the “Constellation Capital Shares”). The Debenture Shares and the Constellation Capital Shares shall be referred to collectively as the “Shares”.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provided for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Florida General Corporation Law, including the applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that;

Roanoke Technology Corp.

March 14, 2005

(i) the Debenture Shares are duly authorized for issuance by the Company and, are paid for as described in the Prospectus included in the Registration Statement, validly issued, and nonassessable; and

(ii) the Constellation Capital Shares are duly authorized for issuance by the Company and when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

Kirkpatrick & Lockhart Nicholson Graham, LLP